                                   EXHIBIT A

                            ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Insurance Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners:

     1. Maintain separate records for each Contract owner and Separate Account, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Insurance Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Insurance Company (or its nominee) as the record owner of shares owned by the Contract owners.

     2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds.

     3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

     4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in the Participation Agreement.

     5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials required to be sent by the Funds to shareholders by applicable law.

     6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

     7. Provide telephonic support for Contract owners with respect to Fund inquiries (not including information about performance or related to sales).

     8. Provide other administrative support for the Funds as mutually agreed between the Insurance Company and the Distributor.

                                   EXHIBIT B

                             DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Insurance Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.

[New York Life logo]
Investment Management LLC


                                   APPENDIX A

                           SUMMARY OF BUSINESS TERMS

1. New York Life Investment Management LLC ("NYLIM") serves as administrator to the MainStay VP Series Fund, Inc. (the "Fund") and in that capacity is compensated by the Fund in the amount of _____ of the Fund's average daily net assets. NYLIM has agreed to pay to NYLIAC a service fee of _____ of the average daily net assets of the Fund's portfolios existing on December 31, 2000 (the "Existing Portfolios"), in exchange for NYLIAC's services to the Fund and Fund shareholders pursuant to a letter agreement dated June 29, 2001.

2. For NYLIAC's assistance with insurance contract owners and related services for the Existing Portfolios (excluding Portfolios sub-advised by non-affiliates), NYLIM has agreed to pay to NYLIAC an amount equal to the greater of (a) ___ of the gross management fees NYLIM receives on incremental growth in assets in the Existing Portfolios since December 31, 2000, to be calculated and paid quarterly, or (b) __________ annually. Any adjustments necessary to reach the minimum payment will be made in the fourth quarter.

3. For NYLIAC's assistance with insurance contract owners and related services for the four new Portfolios listed below (the "New Portfolios"), NYLIM has agreed to pay to NYLIAC an amount equal to the percentages of average daily net assets for each New Portfolio listed below, at the aggregate New Portfolio account balances indicated.

   NYLIAC Aggregate New Portfolio Account Balances less than $500 Million:

   EQUITY INCOME  SMALL CAP GROWTH    MID CAP GROWTH      MID CAP CORE
   _____          _____               _____               _____

   NYLIAC Aggregate New Portfolio Account Balances greater than $500 Million:

   EQUITY INCOME  SMALL CAP GROWTH    MID CAP GROWTH      MID CAP CORE
   _____          _____               _____               _____

   NYLIM and NYLIAC have agreed that NYLIM will deduct any payments due to NYLIM from NYLIAC described in Section 4 below and remit the net amount due.

4. As the investment adviser to the Fund, NYLIM has agreed with the Fund to reimburse certain expenses of the New Portfolios. NYLIAC has agreed to compensate NYLIM for a portion of these reimbursements. At projected first year asset levels for each New Portfolio listed below, NYLIAC has agreed to pay to NYLIM the following amounts, expressed in percentages of average daily net assets:

EQUITY INCOME       SMALL CAP GROWTH         MID CAP GROWTH        MID CAP CORE
-------------       ----------------         --------------        ------------
Assets $37MM             $64MM                    $37MM               $37MM

_____                    _____                    _____               _____

     In the event of a decrease in the amount of Fund expenses reimbursed by NYLIM, NYLIM and NYLIAC have agreed to make appropriate adjustments to NYLIAC's obligations to compensate NYLIM hereunder.

5.



ACCEPTED AND AGREED AS OF JUNE 29, 2001:

NYLIAC


By:  /s/ Robert D. Rock
   -----------------------------
Name:  Robert D. Rock
Title: Senior Vice President


NYLIM


By: /s/ Frank J. Ollari
   -----------------------------
Name:  Frank J. Ollari
Title: Senior Managing Director

                                   APPENDIX B


As of March 1, 2001

Mr. Robert Rock
Senior Vice President
New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, NY 10010

Dear Mr. Rock:

     This letter sets forth the agreement between New York Life Insurance and Annuity Corporation (the "Company") and New York Life Investment Management LLC (the "Adviser") concerning certain administrative services.

1. Administrative Services and Expenses. Separate accounts of the Company (the "Accounts") invest in one or more of the portfolios (collectively, the "Portfolios") of MainStay VP Series Fund, Inc. (the "Fund") in connection with variable annuity or life insurance contracts (the "Contracts") issued through the Accounts. The Adviser expects that the Fund and its Portfolios can derive substantial savings in administrative expenses by having each of the Accounts as a single shareholder of record of Fund shares, rather than having numerous public shareholders, and by having the Company perform the administrative services set forth in Schedule A attached to this letter agreement, which may be amended from time to time (the "Services"). The Company has agreed to provide the Services to the Fund and the Portfolios. The Company has no contractual or other legal obligation to perform the Services except those pursuant to this letter agreement.

2. Service Fee. In consideration of the anticipated administrative expense savings to the Fund resulting from the Services, the Adviser agrees to pay the Company a fee ("Service Fee"), computed and paid quarterly, equal to applied to the average daily net asset value of the shares of the Portfolios held in the Accounts.

     For purposes of this Paragraph 2, the average daily net asset value of the shares of the Portfolios will be based on the net asset values reported by such Portfolios to the Company. In the event there is an error in the net asset value for shares of a Portfolio on any day, the Adviser will use its best efforts to correct the net asset value as soon as practicable and to report the corrected net asset value to the Company as soon as it is available. The fee stated in this Paragraph 2 will be based on the corrected net asset value.

3. Nature of Payments. The parties to this letter agreement recognize and agree that the Adviser's payments to the Company relate to administrative services for the Portfolios. Such payments do not constitute payment in any manner for administrative services provided by the Company to the Accounts or with respect to the Contracts or for purchase of shares of the Portfolios by the Accounts or for investment advisory or distribution services, and that these payments are not otherwise related to investment advisory or distribution services or expenses.

4.   Representations and Warranties.

     a. The Company represents and warrants that: (1) it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein; and (2) it will not purchase shares of the Portfolios with Account assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans and that the Service Fee does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974 ("ERISA") with respect to any assets of a Contract owner invested in a Contract using the Portfolios as investment vehicles.

     b. The Company represents, warrants and agrees that: (1) the payment of the Service Fee by the Adviser is designed to reimburse the Company for providing administrative services to the Fund that the Fund would customarily require; (2) no portion of the Service Fee will be rebated by the Company to any Contract owner; and (3) the Company will make appropriate disclosure to each Contract holder of the matters contemplated by this letter agreement in a form consistent with the requirements of applicable law.

5.   Indemnification

     a. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or negligence in the performance of its duties.

     b. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expense resulting from any negligence or willful wrongful act of the Adviser in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company's misfeasance, bad faith or negligence in the performance of its duties.

6. Term. This letter agreement will remain in full force and effect for so long as any Account holds shares of the Portfolios, unless terminated in accordance with Paragraph 7 of this letter agreement.

7.   Termination.

     a. The parties may terminate this letter agreement, without penalty, upon mutual agreement.

     b. This letter agreement will terminate immediately upon the determination of either party, with advice of counsel, that the payment of the Service Fee is in conflict with applicable law.

     c. In the event of termination of this letter agreement pursuant to paragraph 7a herein, the Adviser will continue to pay the Service Fee for one year from the effective date of termination, provided the Company continues to provide the administrative services set forth in Schedule A.

8. Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

9. Confidentiality. The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party other than the Fund and the Fund's representatives, except with each party's prior written consent, as required by law or judicial process or as provided in paragraph 4b herein.

10. Assignment. This letter agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that the Adviser may assign its obligations under this letter agreement, including the payment of all or any portion of the Service Fee, to the Fund upon sixty (60) days' written notice to the Company.

11. Governing Law. This letter agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

12. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

13. Survival. Sections 5, 7c and 9 shall survive termination of this letter agreement.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

NEW YORK LIFE INVESTMENT MANAGEMENT LLC



By:    /s/ Frank Ollari
       ---------------------------------
Name:  Frank Ollari
       ---------------------------------
Title: Sr. Managing Director
       ---------------------------------



NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION



By:    /s/ Robert D. Rock
       ---------------------------------
Name:  Robert D. Rock
       ---------------------------------
Title: Senior Vice President
       ---------------------------------


Attachment: Schedule A (Description of Services)

                                   SCHEDULE A

Pursuant to the letter agreement to which this Schedule is attached, the Company will perform, assist in, or facilitate the performance of, administrative services including, but not limited to, the following:

     1. Mailing to Contract owners copies of the Portfolios' prospectuses and statements of additional information and supplements thereto, proxy materials, periodic fund reports to shareholders and other materials that the Fund is required by law or otherwise to provide to its shareholders, including, without limitation, Contract owners;

     2. Providing necessary personnel and facilities to establish and maintain shareholder accounts and records and providing subaccounting with respect to shares of the Fund beneficially owned by shareholders;

     3. Aggregating and assisting in processing purchase, exchange and redemption transactions by shareholders and transmitting net purchase and redemption orders with the Fund's transfer agent;

     4. Transmitting and receiving funds in connection with orders to purchase or redeem shares of the Fund and arranging for net wires to the Fund;

     5. Verifying signatures in connection with redemption orders, transfers and changes in shareholder subaccounts, as necessary;

     6. Providing periodic statements showing shareholder subaccount balances and confirmations of purchases, exchanges and redemptions;

     7. Receiving, tabulating and transmitting to the Fund proxies executed by shareholders with respect to Fund shareholder meetings and providing proxy solicitation services as requested by the Fund from time to time;

     8. Providing Contract owner services including but not limited to, trained representatives to respond to inquiries related to the Portfolios (not including information about performance or related to sales), communicating with Contract owners about separate account (and subaccount) performance and assisting Contract owners in designating and changing dividend options, account designations and addresses; and

     9. Providing such other administrative support for the Fund as mutually agreed to by the Company and the Adviser.